Exhibit 10.12

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is entered into as of July 2, 2009, by and between NovaRay Medical, Inc., a Delaware corporation with its principal place of business at 39655 Eureka Drive, Newark, California 94560 (“Company”) and William Frederick (“Executive”) (collectively, the “parties”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in that certain Executive Employment Agreement dated as of November 18, 2008 by and between the Company and Executive (the “Agreement”).

RECITALS

WHEREAS, the Company and Executive entered into the Agreement;

WHEREAS, the Company and Executive desire to amend the Agreement to be as set forth herein.

NOW, THEREFORE, in compliance with Section 15 of the Agreement and in consideration of the mutual promises and covenants set forth herein and in the Agreement and Statement of Work, the Client and the Company hereby agree as follows:

Section 4.1 of the Agreement is hereby amended to read in its entirety:

“Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Company shall pay to Executive a base salary of $225,000.00 per year, less applicable withholdings (the “Base Salary”). Until the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, eighty percent (80%) of the Base Salary or $7,500 for each applicable semi-monthly pay period, less applicable withholdings, shall be paid in accordance with the Company’s regularly established payroll practice. The remaining $1,875 for each applicable semi-monthly pay period, less applicable withholdings, shall be paid in the event of (i) a receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, (ii) a termination of Executive’s employment under the Agreement by the Company without Cause or (iii) a termination of Executive’s employment under the Agreement by Executive for Good Reason. After the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after

July 7, 2009, the Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive such amount of his salary earned as provided in this Section through the date of such termination.”

Section 4.2 of the Agreement is hereby amended to read in its entirety:

Incentive Compensation.

(a)	Discretionary Incentive Compensation. Executive may be granted incentive compensation in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company. Such incentive compensation may be payable in either cash or stock of the Company or any combination thereof at the election of the Company and pursuant to terms and conditions established by the Board of Directors of the Company.

(b)	Debt or Equity Financing. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from debt or equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), Executive shall receive incentive compensation set forth in Section 4.3(c) below for raising such additional debt or equity financing provided that Executive is employed with the Company at the time of such receipt of gross proceeds.

(c)

Calculation. The method described in this section are to be used as guidelines for determining such incentive compensation. The Board of Directors of the Company in its sole and absolute discretion may adjust percentages up or down based on the terms of such debt or equity financing transaction and based on any amounts received by Executive pursuant to Section 4.2(d) below. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in Table 1 below taking into account the amount raised and the pre-money valuation. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from straight debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in the $80M pre-money valuation row in Table 1 below. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from convertible debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in Table 1 below taking into account the amount raised and the pre-money valuation assuming conversion of such convertible debt. In the event such converted pre-money valuation is unknown, the Board of Directors of the Company will determine the appropriate percentage. Such incentive compensation may be payable in either (i) cash or (ii) a combination of cash and up to 60 to 70% of such incentive compensation in Incentive Stock Options issued pursuant to the Company’s 2008 Stock Incentive Plan in lieu of cash with the value of such options determined by the Black Scholes valuation method used the Company to value stock options in its audited financial statements.

Table 1

Premoney Valuation $M	Amount Raised $M
	$3	$5	$7.50	$10
$30	9%	15%	21%	24%
$40	12%	20%	28%	32%
$50	15%	25%	35%	40%
$60	20%	33%	48%	60%
$70	25%	41%	61%	80%
$80+	30%	50%	75%	100%
or straight debt

(d)	Performance. Executive may be granted incentive compensation for performance in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive such incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company. The Company shall recommend to the Board of Directors that Executive be eligible for incentive compensation for the first year of employment targeted at no less than twenty-five percent (25%) of Executive’s base salary (inclusive of and not in addition to any amounts that Executive may receive pursuant to Section 4.2(a), (b) and (c) above), with total compensation targeted at a minimum of $281,250. Such incentive compensation may be payable in either cash or stock of the Company or any combination thereof at the election of the Company and pursuant to terms and conditions established by the Board of Directors of the Company.

Section 4.3 of the Agreement is hereby amended to read in its entirety:

“Stock Options. Executive may be granted stock options from time to time in the discretion of Company subject to the terms and conditions of a Company approved stock option plan and pursuant to the stock option agreement under which such options are granted. The Company shall recommend to the Board of Directors that Executive be provided with an option to purchase 150,000 shares of the Common Stock of the Company. This recommendation will be considered for approval at the Company’s next Board of Directors meeting in December 2008. Executive’s entitlement to any stock options that may be approved is conditioned upon Executive’s signing of the Stock Option Agreement and is subject to its terms and the terms of the Company’s Stock Incentive Plan under which the options are granted, including vesting requirements of twenty-five percent (25%) after continued employment of one full year and  1/48 after each full month of continued employment thereafter. Provided that Company has not terminated Executive’s employment for Cause and Executive has not terminated his employment other than for Good Reason, the Company shall grant Executive an option to purchase 300,000 shares of the Common Stock of the Company upon receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009. Such option shall be immediately vested, have an exercise price equal to the then current fair market value of such Common Stock, have a ten year term and be subject to the terms of the Company’s 2008 Stock Incentive Plan and the terms of the form of Stock Option Agreement under such plan.”

Section 6.2 of the Agreement is hereby amended to read in its entirety:

“Termination Without Cause By Company/Severance. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment under this Agreement without Cause at any time without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. In the event of such termination, Executive will receive the Standard Entitlements plus the following Severance Pay: (a) twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation, and twelve (12) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination and for such salary continuation and such health care benefits (the “Severance Pay”) and (b) the vesting of any stock options held by Executive at the time of such termination will accelerate as to the number of shares that otherwise would have vested and been exercisable as of the date that is twenty-four (24) months from the date of termination. The Severance Pay will be payable in accordance with Company’s regular payroll cycle. If Executive breaches any provision of Section 7, 8 or 9 during any period in which Executive receives Severance Pay, Executive shall immediately cease to be entitled to receive such Severance Pay. Executive’s receipt of the Severance Pay will be contingent upon: (x) Executive’s compliance with all surviving provisions of this Agreement as specified in subparagraph 14.7 below; and (y) Executive’s execution of a full general release in a form provided by the Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.”

Section 6.3 of the Agreement is hereby amended to read in its entirety:

“Voluntary Resignation By Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days advance written notice. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive the amount provided in Section 4.1 above through the last day of the thirty (30) day notice period. In the event of Executive’s resignation, Executive shall be entitled to receive only the (i) the amount provided in Section 4.1 above, earned through the date of such termination, (ii) benefits coverage through the date of such termination, and (iii) reimbursement of business expenses properly incurred prior to the date of such termination and submitted in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, in the event Executive resigns from his employment with the Company, Executive will not be entitled to receive the Severance Pay or Severance Benefits described in Section 6.2 or 6.4 herein.

The Company and Executive hereby acknowledge and consent to the foregoing amendments to the Agreement as set forth herein.

Except as amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

This Amendment shall be effective upon its execution by the Company and Executive.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Dated: July 2, 2009	/s/ William Frederick
William Frederick

Dated: July 2, 2009	NovaRay Medical, Inc.

	By:	/s/ Marc C. Whyte
Marc C. Whyte
Chief Executive Officer NovaRay Medical, Inc.